EXHIBIT 5.0



May 25, 1995



Hasbro, Inc.
1027 Newport Avenue
Pawtucket, Rhode Island 02861


     I am Senior Vice President--Corporate Legal Affairs of Hasbro, Inc., a Rhode Island corporation (the "Company"). In connection with the issuance and sale from time to time by the Company of up to 150,000 shares of common stock, par value $.50 per share, of the Company (the "Common Stock") pursuant to the Company's Stock Option Plan for Non-Employee Directors and up to 4,300,000 shares of Common Stock pursuant to the Company's Stock Incentive Performance Plan (together the "Plans"), I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of
(i) the Registration Statement on Form S-8 relating to an aggregate of 4,450,000 shares of Common Stock (the "Registration Statement"), (ii) the Plans, as approved by the Compensation and Stock Option Committee of the Board of Directors, the Board of Directors and the shareholders of the Company, under which an aggregate of 4,450,000 shares of Common Stock may be issued by the Company, (iii) the Articles of Incorporation, as amended, and By-laws, as amended, of the Company, (iv) resolutions of the Compensation and Stock Option Committee of the Board of Directors, the Board of Directors and the shareholders of the Company relating to the proposed issuance and registration of an aggregate of 4,450,000 shares of Common Stock and (v) such other documents as I have deemed necessary or appropriate as a basis for the opinion set forth herein.

     This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

     I am admitted to the Bar of the State of New York and the following opinion is limited to the laws of that State, the Rhode Island Business Corporation Act and the laws of the United States of America to the extent applicable hereto.

     Based upon the foregoing, I am of the opinion that the 4,450,000 shares of Common Stock initially reserved for issuance pursuant to the Plans (prior to any adjustment for subsequent events pursuant to the Plans) have been duly authorized and, when so issued in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.


     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.0 to the Registration Statement. I also consent to be named in the Registration Statement under the heading "Interests of Named Experts and Counsel", however I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                             Very truly yours,

                                             \s\ Phillip H. Waldoks
                                             -----------------------
                                             Phillip H. Waldoks
                                             Senior Vice President--
                                             Corporate Legal Affairs